                           PREFERRED NETWORKS, INC.


                      COMPUTATION OF NET LOSS PER SHARE

                                                                    EXHIBIT 11.1


                                                              THREE MONTHS                THREE MONTHS
                                                                 ENDED                        ENDED
                                                             MARCH 31, 1997              MARCH 31, 1996
                                                             --------------              --------------
Primary and fully diluted:
 Weighted average common stock outstanding
  during the period.........................................     15,860,004                   7,520,918
 Effect of Common Stock equivalents issued
  subsequent to December 18, 1994 computed
  in accordance with the treasury stock method
  as required by the SEC (1)................................              -                   3,337,448
                                                                -----------                 -----------
   Total....................................................     15,860,004                  10,858,366
                                                                ===========                 ===========
Net loss....................................................    $(4,724,476)                $(1,500,760)
Less:  Accretion of Series A and Series B Redeemable
 Convertible Preferred Stock (2)............................              -                    (202,235)
Less:  Series B Redeemable Convertible Preferred
 Stock dividend requirements................................              -                    (353,651)
                                                                -----------                 -----------
Net loss attributable to Common Stock and Common
 Stock equivalents..........................................    $(4,724,476)                $(2,056,646)
                                                                ===========                 ===========
Net loss per share of Common Stock..........................    $      (.30)                $      (.19)
                                                                ===========                 ===========


========================
(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock equivalents (including a portion of Series A Redeemable Convertible Preferred Stock and all of Series B Redeemable Convertible Preferred Stock) issued at prices equal to or below the initial public offering price per share ("cheap stock") during the twelve-month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.

(2) Amount represents the portion of the accretion related to Series A Redeemable Convertible Preferred Stock not treated as cheap stock.




                                      21